Exhibit 10.12

December 21, 2022
Angela J. Kervin
232 Forest Trail
Argyle, TX 76226
Dear Angie:
Congratulations, I am pleased to inform you of your new assignment as Senior Vice President and Chief Human Resources Officer, Aramark Uniform Services. Enclosed are:
•the Offer Detail Summary highlighting the specific terms and conditions associated with your new assignment; and
•a new Aramark Agreement Relating to Employment and Post-Employment Competition (the “New ELC Agreement”) for your signature. Your employment in your new assignment is contingent on your execution of the New ELC Agreement.
In your new assignment, you must still at all times comply with Aramark’s policies, including its Business Conduct Policy. Your incentive compensation, including both cash bonus and incentive stock awards, will be subject to Aramark’s Incentive Compensation Recoupment Policy.
During the course of your employment with Aramark, you will receive information and documents from Aramark containing confidential, proprietary trade information concerning Aramark’s business and business relationships (“Proprietary Information”). By accepting this position, you agree that at no time while employed by Aramark, or after your employment with Aramark has ended for any reason, will you use or disclose such confidential, proprietary information to any person, firm or entity not affiliated with Aramark. At the end of your employment with Aramark, you will return to Aramark all such Proprietary Information, including, but not limited to, all manuals, client lists, and training and policy materials, as well as all Aramark property.
You will continue to be considered a Covered Aramark Employee for purposes of the Political Contributions Policy. This means you must obtain pre-approval from Government Affairs Compliance before you, your spouse / domestic partner, and/or dependent child make political contributions.
Your employment will continue to be “at-will.” This means you are free to terminate your employment at any time, for any reason, with or without notice, and Aramark possesses these same rights to terminate your employment, subject to the terms and conditions of the New ELC Agreement. At-will employment also means that Aramark may, subject to the terms and conditions of the New ELC Agreement, change the terms of employment, such as promotion, demotion, discipline, transfer, compensation, benefits, duties, and location of work, at any time, with or without notice.
This New Assignment Offer Letter, the enclosed Offer Detail Summary, and the New ELC Agreement supersede and replace your existing Offer Letter, Offer Detail Summary, and Aramark Agreement Relating to Employment and Post-Employment Competition. This New Assignment Offer Letter, the enclosed Offer Detail Summary, and the New ELC Agreement set forth the entire understanding of the parties with respect to all aspects of the offer. Any and all other previous agreements or understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this New Assignment Offer Letter, the enclosed Offer Detail Summary, and the New ELC Agreement.
If you have any questions, or if I may be of any help to you, please do not hesitate to call me and congratulations!

Sincerely,

/s/ Kim T. Scott

Kim Scott
President & CEO, Aramark Uniform Services
Please sign and date below acknowledging that you have received this letter and accepted our employment offer.

Accept:	Angie Kervin
(Please Print Name)

Accept:	/s/ Angie Kervin	12/22/22
	(Please Sign Name)	Date

Angela J. Kervin
Offer Detail Summary
December 21, 2022

Title:	Senior Vice President and Chief Human Resources Officer, Aramark Uniform Services

Reports To:	Kim Scott, President & CEO, Aramark Uniform Services

Band:	Band 2

Effective Date:	January 1, 2023

Location:	The position is located in the Atlanta, Georgia metropolitan area and you will be required to relocate to this area within 1-year.

Base Salary:	$450,000

Bonus:
You will continue to be eligible to participate in Aramark’s Management Incentive Bonus (MIB) Plan for Fiscal Year 2023. As further described in the Plan, if you are eligible to receive a Management Incentive Bonus, the amount of your Bonus will be determined on the basis of both the performance of Aramark and your performance measured against certain annual financial and non-financial goals. The current guideline for your position is a target bonus of 60% of base salary.

Equity Incentives:
We will recommend that you be awarded equity grants with a value of $365,000 in connection with your promotion.
Aramark’s current practice sets the value of these awards as follows: 30% time based non-qualified stock options, 30% performance stock units and 40% time based restricted stock units. Please note that Aramark reserves the right to modify such practice at any time. The value of the time based non-qualified stock options will be based on their Black Scholes value as determined by Aramark. The exercise price of the stock options will be equal to the fair market value of Aramark stock on the date of grant, as such fair market value is defined under the 2013 Stock Incentive Plan. The value of the restricted stock units and performance stock units will be based on the grant date fair value of the restricted stock units and performance stock units. The stock options and restricted stock units will generally vest over 4 years, 1/4 each year.

At the time of any spin-off of the Uniforms Business into a standalone public company, any equity grants previously issued by Aramark will, subject to approval by the Compensation and Human Resources Committee of the Board of Directors, be converted to corresponding equity grants in the AUS standalone Uniform Business in accordance with the requirements of the Aramark equity plan and applicable tax rules.
The actual terms and conditions of the stock options and restricted stock units, in each case including the vesting terms, will be set forth in the award and grant details for each such instrument that will be provided to you electronically following the grant.
All performance-based compensation is subject to the provisions of Aramark’s Incentive Compensation Recoupment Policy.
After any spin-off of the Uniforms Business into a standalone public company, your recommended annual equity grant for Fiscal Year 2024 will be $500,000, subject to the approval of the Board of Directors of the standalone public company or the appropriate committee thereof.

Benefits:
You will continue to be eligible to participate in the standard Aramark Benefits Program, as well as the Benefits/Perquisites Programs in place for ELC members, which are subject to change from time to time.

Relocation:	You are eligible for the Aramark ELC Relocation Policy.

Financial Planning:
You will be reimbursed up to a maximum of $7,500 for financial planning services. Services from a Certified Financial Planner and qualified Tax Advisor are eligible for reimbursement. These may include personal tax assistance & financial planning, portfolio review, assessment and management, and estate planning.

Matching Gifts:
Aramark will match contributions to non-profit 501(c)(3) organizations or the Higher Education institutions of your choice. The minimum match is $500 and the maximum is $10,000 per fiscal year. You will be able to distribute your match to up to four different eligible organizations per year. Donations are excluded from this program if made to religious institutions, political organizations (partisan organizations or those supporting specific candidates or legislation), organizations that discriminate, and fraternal and sports groups that do not comply with the USA Patriot Act.

Auto Allowance:	You will be eligible to receive an auto allowance of $1,100 per month. This amount is subject to all applicable withholding taxes, is paid monthly and is not pro-rated.

Vacation:	4 weeks